Exhibit 10.5

FIELDSTONE MORTGAGE COMPANY
11000 BROKEN LAND PARKWAY, SUITE 600 COLUMBIA, MARYLAND 21044 TELEPHONE (410) 772 7200 FACSIMILE (410) 772-7299

February 15, 2007

Mr. James T. Hagan

349 S. Granados Ave.

Solana Beach, California 92075

Re:	Retention Bonus Opportunity

Dear Jim:

I am pleased to report that you will receive an equity incentive award if you accept this award and satisfy the terms set forth in this letter. The opportunity to earn the equity incentive award is intended to provide an inducement for you to remain in the employ of Fieldstone Mortgage Company (the “Company”).

Restricted Equity Awards. Following the Closing Date, employees of the Company will be eligible to be included in the equity based long term incentive plan (the “REI Plan”) of the Project Diamond acquirer, pursuant to which equity interests (“REI”) may be awarded to certain key employees. In recognition of your value to the Company prior to the Closing Date and the anticipated value to the Company after the Closing Date, provided you remain in the employ of the Company through the later of the Closing Date and July 1, 2007, you will be awarded a grant of REI of $80,000, which is equivalent to an interest in the Project Diamond acquirer, which will be determined using the June 30, 2007 book value of acquirer. The REI will be awarded pursuant to and in accordance with the terms of the REI Plan. A summary term sheet describing the REI Plan is being provided herewith.

Incentive Bonus. It is anticipated that after the Closing Date the Company will transition to a fiscal year ending each June 30. In light of that change and the anticipated schedule for completing Project Diamond, you will not receive an incentive bonus for the fiscal year ending June 30, 2007. If you remain actively employed by the Company and in good standing through June 30, 2008, you will be eligible to be included in the Company’s incentive bonus plan for the fiscal year ending June 30, 2008, on the terms prescribed by the Company in its sole discretion.

If you accept and agree to the terms set forth above, please sign a copy of this letter in the space below and send the signed copy to me.

February 15, 2007

Mr. James T. Hagan

Thank you for your continued commitment to building the Company and your dedication to our shared success. If you have any questions regarding this letter, please call me at (410) 772-7211. I look forward to your continued success as part of Team Fieldstone in the future.

Sincerely,	AGREED AND ACCEPTED:

/s/ Michael J. Sonnenfeld	/s/ James T. Hagan, Jr.	2/15/07
Michael J. Sonnenfeld	[Name]	[Date]
President